Exhibit 2.1

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

by and among

CHEVRON CORPORATION,

ARKHAN CORPORATION

and

ATLAS ENERGY, INC.

Amendment dated as of December 7, 2010

AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1, dated as of December 7, 2010 (this “Amendment”), to the Agreement and Plan of Merger, dated as of November 8, 2010 (the “Merger Agreement”), is by and among Chevron Corporation, a Delaware corporation (“Parent”), Arkhan Corporation, a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and Atlas Energy, Inc., a Delaware corporation (the “Company”).  Parent, Merger Sub and the Company are referred to individually as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, the parties to the Merger Agreement desire to amend and supplement certain terms of the Merger Agreement as described herein; and

WHEREAS, all capitalized terms not defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.                  Definition of “AHD Distribution Adjustment Amount”.  The definition of “AHD Distribution Adjustment Amount” in Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“AHD Distribution Adjustment Amount” means the amount (rounded down to the nearest penny) equal to (I)(i) the aggregate number of AHD common units to be distributed in the AHD Distribution, multiplied by (ii) the average closing price of common units of AHD on the New York Stock Exchange over the five (5) trading days immediately preceding (but not including) the record date for the AHD Distribution, divided by (II) the aggregate number of shares of Common Stock as of the record time for the AHD Distribution.

2.                  Conversion of Shares.

            (a)        Section 3.1(c) of the Merger Agreement is hereby amended and restated in its entirety as follows:

(c)        All shares of Common Stock that are owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

            (b)        The following is hereby added as a new Section 3.1(f) of the Merger Agreement:

(f)        Prior to the record time for the AHD Distribution, the Company shall take all such actions as may be required (i) to cause all shares of Common Stock that are owned by any direct or indirect wholly owned Subsidiary of the Company to be transferred to the Company and (ii) to cause all shares of Common Stock that are owned by the Company (including any shares of Common Stock transferred to the Company pursuant to clause (i)) to, immediately prior to the record time for the AHD Distribution, be retired.  It is understood that no share of Common Stock retired pursuant to the preceding sentence shall entitle the holder thereof to receive the Merger Consideration or any AHD common units in the AHD Distribution.

3.                  Company RSUs, Company Deferred Units and Company Phantom Stock.  Section 3.3(a)(ii) of the Merger Agreement is amended and restated in its entirety as follows:

Company RSUs, Company Deferred Units and Company Phantom Stock.  The number of shares of Common Stock subject to any award of Company RSUs, Company Deferred Units and Company Phantom Stock (whether such award is vested or unvested) shall be increased by a number (rounded down to the nearest whole share) equal to (I) the number of shares of Common Stock subject to the award prior to such increase, multiplied by (II) the AHD Distribution Adjustment Amount, divided by (III) an amount equal to (x) the average closing price of shares of Common Stock on NASDAQ over the five (5) trading days immediately preceding (but not including) the record date for the AHD Distribution minus (y) the AHD Distribution Adjustment Amount.

4.                  Miscellaneous.

            (a)        Sections 9.6, 9.8, 9.10, 9.11, 9.12 and 9.14 of the Merger Agreement are restated herein in full, with the exception that (i) references to “this Agreement” shall be references to “this Amendment” and (ii) the reference to “Section 9.2” in Section 9.11 of the Merger Agreement shall be a reference to “Section 9.2 of the Merger Agreement”.

            (b)        The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

            (c)        At any time prior to the Effective Time, any provision of this Amendment may be amended or supplemented if such amendment or supplement is in writing and signed by the Parties hereto; provided, however, that after the Company Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption.  This Amendment may not be amended or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties in interest at the time of the amendment.

            (d)       This Amendment constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

            (e)        Nothing in this Amendment, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any right, benefit or remedy hereunder.

            (f)        Neither this Amendment nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any attempted assignment of this Amendment or any of such rights, interests or obligations without such consent shall be void and of no effect.  Subject to the preceding sentence, this Amendment shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

5.                  Remainder of Merger Agreement.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Merger Agreement, all of which shall continue to be in full force and effect.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

CHEVRON CORPORATION

By: /s/ Kari H. Endries
Name: Kari H. Endries Title: Assistant Secretary

ARKHAN CORPORATION

By: /s/ Frank G. Soler
Name: Frank G. Soler Title: Vice President

ATLAS ENERGY, INC.

By: /s/ Jonathan Z. Cohen
Name: Jonathan Z. Cohen Title: Vice Chairman

[Signature Page to Amendment No. 1 to Merger Agreement]